Exhibit 10.5
AMENDMENT TO
PERFORMANCE SHARE UNIT AWARD AGREEMENT
UNDER THE
THOMPSON CREEK METALS COMPANY INC.
2010 LONG-TERM INCENTIVE PLAN
This Amendment to Performance Share Unit Award Agreement (the “Amendment”) is between Thompson Creek Metals Company Inc. (the “Company”), and you, the Participant named below.
WHEREAS, the Company and the Participant are parties to one or more Performance Share Unit Award Agreements (each a “PSU Agreement”) evidencing Performance Share Unit Awards (the “PSU Awards”) under the Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”); and
WHEREAS, consistent with the terms of the Plan, the Company desires to amend each PSU Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company has determined to amend the PSU Agreements as follows:
1.     Amendment to Provision Relating to Termination of Employment or Service. The following provisions hereby replace the existing provisions in your PSU Agreements outstanding as of February 1, 2013 regarding vesting and forfeiture of your then-unvested PSU Awards upon your termination of employment with the Company:

Upon a termination of your employment (or other service to the Company, if applicable) for any reason (except as set forth herein), you will forfeit the portion of the Units (as defined in the applicable PSU Agreement) that is unvested at the time of termination, without any consideration due to you; provided, however, that:

(a)    in the event of your termination due to retirement on or after age 62 or termination due to death or total and permanent disability (evidenced by receipt of disability benefits under a Company-sponsored disability plan), your Units will continue to vest according the Vesting Schedule (as defined in the applicable PSU Agreement) as though you were in active, continuous employment (or other service to the Company, if applicable);

(b)    notwithstanding anything in any employment agreement between you and the Company to the contrary, in the event of your termination by the Company without Cause (as defined in your employment agreement), prior to the end of the applicable Performance Period (as defined in the applicable PSU Agreement), the Company shall be deemed to have, as of the date of the termination without Cause, achieved the “Target” level of performance with respect to all of the performance criteria described in the applicable PSU Agreement, regardless of actual performance prior to and/or following the termination without Cause and the vesting and settlement of the Target Units shall be immediately accelerated upon such termination without Cause;
(c)    notwithstanding anything in any employment agreement between you and the Company to the contrary, in the event of a Change of Control prior to the end of the applicable Performance Period (as defined in the applicable PSU Agreement), the Company shall be deemed to have, as of the date of the Change of Control, achieved the “Target” level of performance with respect to all of the performance criteria described in the applicable PSU Agreement, regardless of actual performance prior to and/or following the Change of Control; provided, however, that the Units (as defined in the applicable PSU Agreement) shall remain subject to forfeiture pursuant to the applicable PSU Agreement (as modified by this Amendment) in the event your employment (or other service to the Company, if applicable) terminates prior to the end of the applicable Performance Period, at which time a number of Units equal to the Target Units (as defined in the applicable PSU Agreement) shall become vested. In addition, in the event of a Change of Control, the Administrator shall provide that either:

(i)	the Target Units will be assumed or replaced with an equivalent award by the successor or acquiring corporation (if any), which assumption or replacement will be binding on you; or

(ii)	the vesting and settlement of the Target Units shall be immediately accelerated upon the consummation of the Change of Control.

For the avoidance of doubt, in no event shall the applicable PSU Award vest with respect to a number of Units greater than or less than the Target Units in the event that a Change of Control occurs prior to the end of the applicable Performance Period.

In the event that the applicable PSU Award is assumed or replaced pursuant to the above in connection with a Change of Control, the vesting and settlement of such assumed or replacement award shall be immediately accelerated upon the termination of your employment (or other service to the Company, if applicable) by the Company and/or the successor or acquiring corporation (if any) without Cause (as defined in the Plan) or by your resignation as a result of a Triggering Event (as defined below), in each case, within the twelve-month period immediately following such Change of Control.

For purposes of this Amendment, “Triggering Event” means any one of the following events which occurs without your express agreement in writing: (i) a material adverse change in any of your duties, powers, rights, discretion, prestige, salary, benefits, or perquisites as they exist, and with respect to financial entitlements, the conditions under and manner in which they were payable, immediately prior to the Change of Control; (ii) a material diminution of your title as it exists immediately prior to the Change of Control; (iii) a change in the person or body to whom you report immediately prior to the Change of Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or (iv) a material change in the hours during or location at which you are regularly required to carry out the terms of your employment, or a material increase in the amount of travel you are required to conduct.

2.    Except as expressly provided herein, the provisions of your PSU Agreements shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year set forth below.

THOMPSON CREEK METALS COMPANY INC.

Date: February 28, 2013	By:	/s/ Kevin Loughrey
	Its:	Chairman and Chief Executive Officer

Acknowledged and Agreed:

Date: March 4, 2013	By:	/s/ Pamela L. Saxton
Pamela L. Saxton